 EXHIBIT 99.1

For Immediate Release

LightPath Technologies Reports Financial Results for

Fiscal 2022 Second Quarter

Business Development Ramps on Strength of New Freeform Optics and Other New Product Platforms for LIDAR, AR/VR and Space Applications

ORLANDO, FL – February 10, 2022 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a vertically integrated provider of engineered solutions for the global photonics industry, today announced financial results for its fiscal 2022 second quarter ended December 31, 2021.

Management Overview & Technology Highlights

Commenting on the second quarter of fiscal 2022, LightPath’s President and Chief Executive Officer Sam Rubin stated, “The Company’s performance in the second quarter demonstrated significant progress in the expansion of our product portfolio and business development pipeline as we implement our new strategic direction. At the same time, we are delivering with operational discipline as we invest in growth opportunities, while our financial recovery takes longer than anticipated following the leadership transition of our business in China.”

“Our new strategic plan, which we began implementing approximately one year ago, is delivering the intended results, with the Company transforming itself into a leading global provider of engineered solutions with a highly differentiated product platform serving as the foundation for the new LightPath. During the second quarter, our business development pipeline throttled forward on the strength of our new freeform optics and other technological innovations. Since introducing freeform optics in October 2021, we have been engaged in an increasing number of opportunities for the development of custom solutions, which include non-recurring engineering (NRE) revenue and other programs which could lead to valuable volume production orders. At present, we have a total of 8 such high-volume projects in development or going through the customer qualification process. This is an increase of 5 projects during the second quarter, with each of these opportunities ranging from $1 million to $5 million in potential annual revenue and staggered start dates over the next 24 months. Aided by the substantial completion of investments in manufacturing, coating and finishing that are integral to our strategic plan, we are excited for what may materialize for growth in revenues and profitability.”

Recent activities supporting LightPath’s continued focus on growth, innovation and value-added engineering included:

●	New freeform optics gaining traction within AR/VR, LIDAR and defense markets
●

Increasing number of engagements, including the initiation of number of NRE projects for the development of new, custom freeform optics and assemblies; large projects increased to 8 from 3 during the second quarter

●	Won the prestigious 2022 SPIE Prism Award for developing Manufacturing technology for freeform optics

1

●

Secured exclusive optical usage license for the infrared patent portfolio from the United States Navy’s U.S. Naval Research Laboratory (NRL) to access several multi-billion dollar markets, including infrared imaging and multispectral imaging

●	Received funding by European Space Agency to commercialize materials for use in space
●	Awarded renewal of annual supply agreement valued at over $4.2 million for commercial IR vision lens elements
●	Completed coating operations expansion in Riga facility with volume production underway
●	Workforce realignment toward strategic focus on higher value, longer term engineered solutions/programs and customer relationships
●	M&A strategy on course to supplement engineered solutions

Fiscal 2022 First Quarter Highlights:

●	Revenue for the second quarter of fiscal 2022 of $9.2 million
●	Total backlog at December 31, 2021 of $21.9 million
●	Net loss for the second quarter of fiscal 2022 was $1.1 million, which includes additional expenses associated with the management changes in Chinese subsidiaries
●	EBITDA* for the second quarter of fiscal 2022 was a loss of $41,000
●	Cash and cash equivalents of $5.1 million as of December 31, 2021
●	Total debt, including finance leases, of $4.7 million as of December 31, 2021
●	Capital expenditures of $118,000 for the second quarter of fiscal 2022
●	Insiders execute open market purchases of Class A common shares during quarter ended December 31, 2021

*	This press release includes references to non-GAAP financial measures. Please see the heading “Use of Non-GAAP Financial Measures” below for a more complete explanation.

Additional Management Comments

Mr. Rubin’s comments continued, “LightPath’s second quarter financial results were negatively impacted by expenses associated with the management and employee transition in our Chinese subsidiaries, and the significant decrease in orders from a key telecommunications customer in China, which was unrelated to the management transition. Having rebuilt our management and sales leadership team in China over the past two quarters, we are contending with economic and pandemic-related conditions in that country which are making our financial recovery take longer than expected. The expense and efforts to build us back in China did not derail us from executing on our overall strategic plan, success of which we see evident in the growing number of customer engagements on potentially large scale projects. We believe that the most challenging aspects of our transition in China are now behind us, for the most part, and we are on a trajectory for longer term growth and profitability on a global scale.

“Simultaneous with our efforts in China, we completed the addition of our coating facilities in Europe during the second quarter. With vertically integrated processes and manufacturing capabilities on 3 continents, we are increasingly being sought after by customers and industry partners alike which position us to benefit from the recent broadening of our product portfolio and to address some of the most prominent growth sectors of the economy, including LIDAR, AR/VR and space technologies.

“The industry’s response to our introduction of freeform optics for high volume production has been nothing short of overwhelming. There is significant interest in our capabilities for designing systems that use freeform optics. Last week, we announced that our new freeform optics technology had won the 2022 Prism Award for Manufacturing. The Prism Awards is an annual international competition that honors the best new optics and photonics products on the market. We now have underway a growing number of NRE projects for the development of new custom freeform optics and assemblies as well as other new products. Growth in our NRE programs is the result of customers wanting priority access to freeform technology among our expanding platform of proprietary materials and manufacturing processes.

2

“NRE projects, which represent revenue in the form of engineering and development that is paid for by customers with the resulting intellectual property owned by LightPath, are expected to lead to production orders that require a series of lenses or assemblies which would substantially increase the Company’s current manufacturing volumes. Once in production, through separate contracts, the proprietary nature of such non-commoditized orders suggest that the higher revenue generation associated with the greater volumes also will deliver an improvement in gross margins as compared with the Company’s existing product lines. As such, we are delivering on the strategic objective of transitioning into a value-added engineered solutions partner for large global customers as they pursue next generation technologies.

“On other operating performance measures, revenues for the second quarter and backlog at the end of the period increased from the first quarter. We ended the second quarter by increasing our cash balance and reducing total debt and inventories as compared to the end of the first quarter. Backlog grew to $21.9 million at the end of the second quarter, an increase of over 13% from the end of the first quarter, following a renewal of a large annual IR supply agreement valued at $4.2 million. Capital investments were modest at about $118,000 for the second quarter which is within our budget for the year as we had completed a significant increase in manufacturing capacity expansion last year in accordance with our strategic plan.

“While our product portfolio has made great strides and now addresses some very exciting growth markets, our spending on research and development remained at under $600,000 for the quarter. This spending is in addition to development costs associated with NRE projects, grants and partnerships which also serve as a testament to our leading expertise in photonics. We are pleased to have been selected by the European Space Agency and Space Florida to work toward the commercialization of materials to be used for optics in space.

“A key objective of our strategic plan is to move up the value chain in targeted areas based on the technology and engineering capabilities that we have today as well as what our presence in the industry can deliver to us. To this end, we were honored to have been selected for an exclusive optical usage license to manufacture products using the infrared patent portfolio developed and owned by the United States Navy’s U.S. Naval Research Laboratory. We are receiving very strong market feedback on our NRL licensing which reaffirms our assumptions that such materials provide significant value.

“The culmination of our research efforts, our partnerships and our overall product expansion is a migration to higher end engineered solutions that afford us with exposure to large customers and accelerating growth markets which are expected to lead to increased profitability, particularly since it is unlikely we would face the same commoditization and competitive issues of some of our more mature product lines. Representative of this continued progress and outlook for growth, LightPath’s leadership made open market purchases of Class A common stock during both the fiscal first and second quarters.”

Financial Results

Revenue

Revenue for the second quarter of fiscal 2022 was approximately $9.2 million, a decrease of approximately $679,000, or 7%, as compared to $9.9 million in the same period of the prior fiscal year. Sales of infrared (“IR”) products comprised 55% of the Company’s consolidated revenue in the second quarter of fiscal 2022, as compared to 48% of consolidated revenue in the same period of the prior fiscal year. Visible precision molded optics (“PMO”) product sales represented 41% of consolidated revenues in the second quarter of fiscal 2022, as compared to 48% in the same period of the prior fiscal year. Specialty products continue to be a small component of the Company’s business, representing 4% of consolidated revenues in the both the second quarter of fiscal 2022 and the second quarter of fiscal 2021.

3

Revenue generated by IR products was approximately $5.1 million in the second quarter of fiscal 2022, an increase of approximately $267,000, or 6%, as compared to approximately $4.8 million in the same period of the prior fiscal year. The increase in revenue from sales of IR products is primarily driven by sales to customers in the industrial and defense markets.

Revenue generated by PMO products was approximately $3.8 million for the second quarter of fiscal 2022, a decrease of approximately $980,000, or 21%, as compared to approximately $4.7 million in the same period of the prior fiscal year. As discussed in recent prior quarters, the decrease in sales of PMO products was a result of both the Company’s largest telecommunications customer decreasing its orders, and a temporary decrease in domestic sales in China due to the transition of the Company’s management team in China. These decreases were partially offset by increases in sales through catalog and distribution channels, as well as increases in sales to customers in the industrial and medical industries. Sales in China improved sequentially from the fourth quarter of fiscal 2021 to the first quarter of fiscal 2022, contributing to the company-wide sequential growth of 30% in PMO sales for those periods, and PMO sales for the second quarter of fiscal 2022 maintained a similar level as compared to the first quarter of fiscal 2022. In China, the sequential PMO sales increase has been driven in part by other telecommunications customers, as well as increased sales to customers in the commercial, industrial and medical industries.

Revenue generated by specialty products was approximately $406,000 in the second quarter of fiscal 2022, an increase of approximately $34,000, or 9%, compared to $372,000 in the same period of the prior fiscal year. This increase is primarily due to NRE projects for customers in the commercial and defense industries during the second quarter of fiscal 2022.

For the first half of fiscal 2022, revenue was approximately $18.3 million, a decrease of approximately $1.1 million, or 6%, as compared to $19.4 million in the same period of the prior fiscal year. Sales of IR products comprised 54% of the Company’s consolidated revenue in the first half of fiscal 2022, as compared to 49% of consolidated revenue in the same period of the prior fiscal year. Visible PMO product sales represented 41% of consolidated revenues in the first half of fiscal 2022, as compared to 47% in the same period of the prior fiscal year. Specialty products continue to be a small component of the Company’s business, representing 4% of consolidated revenues in the both the first half of fiscal 2022 and the first half of fiscal 2021.

Revenue generated by IR products was approximately $10.0 million in the first half of fiscal 2022, an increase of approximately $430,000, or 5%, as compared to approximately $9.5 million in the same period of the prior fiscal year. The increase in revenue is primarily driven by sales to customers in the industrial market.

Revenue generated by PMO products was approximately $7.6 million for the first half of fiscal 2022, a decrease of approximately $1.5 million, or 16%, as compared to approximately $9.0 million in the same period of the prior fiscal year. As previously discussed, PMO sales for the first and second quarters of fiscal 2022 demonstrate partial recovery as compared to the fourth quarter of fiscal 2021. The decreases in telecommunications and other domestic sales in China were partially offset by an increase in sales through catalog and distribution channels, as well as increases in sales to customers in the industrial and commercial industries.

4

Revenue generated by specialty products was approximately $808,000 in the first half of fiscal 2022, a decrease of approximately $54,000, or 6%, compared to $862,000 in the same period of the prior fiscal year. This decrease is primarily related to sales of custom specialty products during the first half of fiscal 2021, which orders did not repeat in the first half of fiscal 2022. This decrease was partially offset by an increase in NRE projects for customers in the commercial and defense industries, particularly in the second quarter of fiscal 2022.

Cost of Sales and Gross Margin

Gross margin in the second quarter of fiscal 2022 was approximately $2.8 million, a decrease of 23%, as compared to approximately $3.6 million in the same period of the prior fiscal year. Total cost of sales was approximately $6.4 million for the second quarter of fiscal 2022, compared to approximately $6.3 million for the same period of the prior fiscal year. Gross margin as a percentage of revenue was 30% for the second quarter of fiscal 2022, compared to 37% for the same period of the prior fiscal year. The decrease in gross margin as a percentage of revenue is primarily due to the mix of products sold in each respective period. Infrared products, which typically have lower margins than PMO products, comprised 55% of revenue for the second quarter of fiscal 2022, as compared to 48% of revenue for the second quarter of fiscal 2021. In addition, infrared product sales for the second quarter of fiscal 2022 primarily consisted of non-molded infrared products, which typically have lower margins than molded infrared products. Infrared product margins also reflect increased costs associated with the completion of the coating department in the Company’s Riga, Latvia facility (the “Riga Facility”), which will improve over time as that facility works through the qualification stages and begins to produce at volume.

Gross margin in the first half of fiscal 2022 was approximately $6.0 million, a decrease of 20%, as compared to approximately $7.5 million in the same period of the prior fiscal year. Total cost of sales was approximately $12.4 million for the first half of fiscal 2022, compared to approximately $12.0 million for the same period of the prior fiscal year. Gross margin as a percentage of revenue was 33% for the first half of fiscal 2022, compared to 38% for the same period of the prior fiscal year. The decrease in gross margin as a percentage of revenue is primarily due to the mix of products sold in each respective period. Infrared products, which typically have lower margins than our PMO products, comprised 54% of revenue for the first half of fiscal 2022, as compared to 49% of revenue for the first half of fiscal 2021. Gross margins for newer infrared products have begun to improve in comparison to prior periods, as we move past some of the traditional start-up inefficiencies of new lenses moving into the volume production stage. The yield issues previously experienced in connection with BD6 coatings were resolved during the first quarter of fiscal 2022, which has begun to decrease our costs for those products. We continue to see progress toward bringing manufacturing efficiencies on these new products to a level similar to existing products, particularly as the new coating chambers added to the Riga Facility are further utilized.

Operating Expenses

During the second quarter of fiscal 2022, total operating expenses were approximately $3.8 million, an increase of $206,000, or 6%, as compared to $3.6 million in the same period of the prior fiscal year. Selling, general and administrative (“SG&A”) costs increased by approximately $184,000, or 7%, as compared to the same period of the prior fiscal year, while new product development costs remained relatively consistent. The increase in SG&A costs is primarily due to approximately $153,000 of expenses incurred in the second quarter of fiscal 2022 associated with the previously described events that occurred at the Company’s Chinese subsidiaries, including legal and consulting fees. In addition, it was determined that one of the Chinese subsidiaries is obligated to pay $248,000 in VAT and related taxes from prior years, which was accrued during the three months ended December 31, 2021. The remaining increase in SG&A costs, as compared to the same period of the prior fiscal year, is due to increases in personnel-related costs and a moderate increase in travel expenses as COVID-19 restrictions are reduced. These increases were partially offset by the absence of approximately $400,000 of non-recurring additional compensation to the Company’s former Chief Executive Officer, which was included in SG&A for the second quarter of fiscal 2021, and previously disclosed in the Current Report on Form 8-K filed with the SEC on November 18, 2020.

5

For the first half of fiscal 2022, total operating costs were approximately $7.4 million, an increase of $611,000 or 9%, as compared to $6.7 million in the same period of the prior fiscal year. SG&A costs increased approximately $612,000, or 12%, as compared to the same period of the prior fiscal year, while new product development costs remained relatively the same. The increase in SG&A costs is primarily due to approximately $481,000 of expenses incurred associated with the previously described events that occurred at our Chinese subsidiaries, including legal and consulting fees. In addition, SG&A costs for the first half of fiscal 2022 include the aforementioned $248,000 of VAT and related taxes owed by one of our Chinese subsidiaries from prior years. The remaining increase in SG&A costs, as compared to the same period of the prior fiscal year, is due to increases in personnel-related costs associated with a moderate increase in headcount. These increases were partially offset by the absence of approximately $400,000 of non-recurring additional compensation to our former Chief Executive Officer, which was included in SG&A for the second quarter of fiscal 2021, and previously disclosed in the Current Report on Form 8-K filed with the SEC on November 18, 2020.

Regarding the events that occurred in our Chinese subsidiaries, during the fourth quarter of fiscal 2021, the Company terminated several employees of its Chinese subsidiaries after determining that they had engaged in malfeasance and conduct adverse to the interests of the Company, including efforts to misappropriate certain of the Company’s proprietary technology, diverting sales to entities owned or controlled by these former employees and other suspected acts of fraud, theft and embezzlement. The Company’s Chinese subsidiaries are involved in certain ongoing legal proceedings with the terminated employees.

Knowing that such transitions in international subsidiaries can lead to lengthy legal proceedings that can interrupt a subsidiary’s ability to operate, compounded by the fact that the Company’s officers could not travel to China to oversee the transitions because of the travel restrictions imposed by COVID-19, the Company chose to enter into severance agreements with certain of the employees at the time of transaction, pursuant to which the Company’s subsidiaries agreed to pay such employees severance of approximately $485,000 in the aggregate, to be paid out over a six-month period. After the execution of the severance agreements, the Company discovered additional wrongdoing by the terminated employees and, as a result, the Company’s subsidiaries have not yet paid the severance payments and have disputed the employees’ rights to such payments. Currently, there are ongoing civil actions in China in connection with the subsidiaries’ refusal to pay these severance amounts due to the employees’ non-compliance. However, based on the likelihood that the courts in China will determine that the subsidiaries will ultimately be obligated to pay these amounts, these payments were accrued for as of June 30, 2021 and remain accrued as of December 31, 2021.

Other Income (Expense)

Interest expense, net, was approximately $50,000 for the second quarter of fiscal 2022, as compared to $55,000 for the same period of the prior fiscal year. For the first half of fiscal 2022, interest expense, net, was approximately $96,000, as compared to $114,000 for the same period of the prior fiscal year. The decrease in interest expense is due to lower interest rates and a reduction in total debt of 18% as of the quarter ended December 31, 2021, as compared to the quarter ended December 31, 2020.

LightPath recognized net foreign currency transaction losses due to changes in the value of the Chinese Yuan and Euro against the U.S. Dollar in the amount of approximately $14,000 in the second quarter of fiscal 2022, compared to net foreign currency transaction gains of $77,000 for same period of the prior fiscal year. During the first half of fiscal 2022, LightPath recognized net foreign currency transaction losses of $40,000, as compared to $21,000 for the same period of the prior fiscal year. These foreign currency transaction amounts had no impact on basic and diluted loss per share for the periods presented.

6

Income Taxes

During the second quarter of fiscal 2022, income tax expense was approximately $35,000, compared to approximately $241,000 for the same period of the prior fiscal year. During the first half of fiscal 2022, income tax expense was approximately $165,000, as compared to $676,000 in the same period of the prior fiscal year. Income tax expense is primarily related to income taxes from our operations in China, including estimated Chinese withholding taxes associated with intercompany dividends declared by LPOIZ and payable to LightPath as the parent company in the U.S. The decrease is primarily due to lower taxable income in that jurisdiction.

LightPath has net operating loss (“NOL”) carry-forward benefits of approximately $61 million available to apply against taxable income as reported on a consolidated basis in the U.S. Outside of the U.S., income taxes are attributable to the Company’s wholly-owned subsidiaries in China. Income generated by the Company’s wholly-owned subsidiary in Latvia is subject to distribution tax, however, the Company currently does not intend to distribute earnings subject to this tax and, therefore, no taxes have been accrued on these earnings. Instead, profits are allocated to investments in future IR business activity growth.

Net Loss

Net loss for the second quarter of fiscal 2022 was approximately $1.1 million, or $0.04 basic and diluted loss per share, compared to $147,000, or $0.01 basic and diluted loss per share, for the second quarter of fiscal 2021. The decrease in net income for the second quarter of fiscal 2022, as compared to the same period of the prior fiscal year, was primarily attributable to lower gross margin and higher SG&A expenses, including expenses incurred related to the previously described events that occurred in China. The resulting decrease in operating income was partially offset by a decrease in the provision for income taxes of approximately $206,000, as compared to the same period of the prior fiscal year.

Net loss for the first half of fiscal 2022 was approximately $1.7 million, or $0.06 basic and diluted loss per share, compared to $49,000, or $0.00 basic and diluted loss per share, for the first half of fiscal 2021. The decrease in net income for the first half of fiscal 2022, as compared to the same period of the prior fiscal year, was primarily attributable to lower gross margin and increased SG&A expenses, including expenses incurred related to the previously described events that occurred in China. The resulting decrease in operating income was partially offset by a decrease in the provision for income taxes of approximately $510,000, as compared to the same period of the prior fiscal year.

Weighted-average common shares outstanding were 27,008,748, basic and diluted, in the second quarter of fiscal 2022, compared to 26,117,239, basic and diluted, in the second quarter of fiscal 2021. Weighted-average common shares outstanding were 27,001,360, basic and diluted, in the first half of fiscal 2022, compared to 26,049,750, basic and diluted, in the first half of fiscal 2021. The increase in the weighted-average basic common shares was due to the issuance of shares of Class A common stock (i) under the 2014 Employee Stock Purchase Plan, (ii) upon the exercises of stock options, and (iii) underlying vested Restricted Stock Units.

7

EBITDA

EBITDA for the second quarter of fiscal 2022 was a loss of approximately $41,000, compared to earnings of $1.0 million for the same period of the prior fiscal year. The decrease in EBITDA in the second quarter of fiscal 2022 was primarily attributable to lower revenue and gross margin, coupled with increased SG&A expenses, largely related to the previously described events that occurred in the Company’s subsidiaries in China.

EBITDA for the first half of fiscal 2022 was approximately $413,000, compared to $2.4 million for the same period of the prior fiscal year. The decrease in EBITDA in the first half of fiscal 2022 was primarily attributable to lower gross margin and increased SG&A expenses, including expenses incurred related to the previously described events that occurred in the Company’s subsidiaries in China.

EBITDA is a non-GAAP financial measure. A disclaimer and reconciliation are provided below.

Liquidity and Capital Resources

Cash used in operations was approximately $157,000 for the first half of fiscal 2022, compared to cash provided by operations of approximately $1.5 million for the same period of the prior fiscal year The decrease in cash flows from operations during the first half of fiscal 2022 is due to the decrease in net income and a decrease in accounts payable and accrued liabilities, partially offset by a reduction in inventory. The decrease in accounts payable and accrued liabilities was primarily due to the previously described events that occurred at the Company’s subsidiaries in China, for which certain expenses were accrued as of June 30, 2021, many of which were paid during the first half of fiscal 2022, as well as payment of certain bonuses earned by executive officers and other employees during fiscal 2021 and the first installment payment of payroll taxes deferred in fiscal 2020 under the CARES act. The Company expended approximately $1.3 million for investments in capital equipment during the first half of fiscal 2022, compared to $2.2 million in the same period prior fiscal year. The majority of capital expenditures during the first half of fiscal 2022 were related to the continued expansion of infrared coating capacity as well as increasing diamond turned lens capacity to meet current and forecasted demand.

The current ratio as of December 31, 2021 was 2.6 to 1, compared to 2.5 to 1 as of June 30, 2021. Total stockholders’ equity as of December 31, 2021 was approximately $32.1 million, compared to $33.6 million as of June 30, 2021. The net decrease in stockholders’ equity during the first quarter of fiscal 2022 is made up of the net loss plus adjustments for stock-based compensation, for which the expense is offset in additional paid-in capital, and net foreign currency translation adjustment losses, which are included in other comprehensive income.

Sales Backlog

As of December 31, 2021, LightPath’s total backlog was $21.9 million, an increase of 3% as compared to $21.3 million as of June 30, 2021. The increase in backlog during the first half of fiscal 2022 was largely due to the renewal of a large annual contract for infrared products during the second quarter, which the Company will begin shipping against in the third quarter of fiscal 2022, after shipments against the previous contract are completed. The timing of this renewal is similar to prior fiscal years. The timing of other contract renewals may not be as consistent and may substantially increase backlog levels at the time the orders are received. Backlog will subsequently be drawn down as shipments are made against these orders. The Company’s annual and multi-year contracts are expected to renew in future quarters. The large contract renewal and other new contracts were partially offset by fewer new orders from a large telecommunications customer during the first half of fiscal 2022, which orders were historically renewed each quarter.

8

*Use of Non-GAAP Financial Measures

To provide investors with additional information regarding financial results, this press release includes references to EBITDA, which is a non-GAAP financial measure. For a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, see the table provided in this press release.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. The Company’s management believes that this non-GAAP financial measures, when considered together with the GAAP financial measure, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that this non-GAAP financial measure enhances the ability of investors to analyze underlying business operations and understand performance. In addition, management may utilize this non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

The Company calculates EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, and amortization.

Investor Conference Call and Webcast Details

LightPath will host an audio conference call and webcast on Thursday, February 10, 2022 at 5:00 p.m. ET to discuss its financial and operational performance for its fiscal 2022 second quarter ended December 31, 2021.

Date: Thursday, February 10, 2022
Time: 5:00 PM (ET)
Dial-in Number: 1-877-317-2514
International Dial-in Number: 1-412-317-2514
Webcast: https://event.choruscall.com/mediaframe/webcast.html?webcastid=ae4nSozC

Participants are recommended to dial-in or log-on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through February 24, 2022. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID #6042502.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries. LightPath designs and manufactures proprietary optical and infrared components including molded glass aspheric lenses and assemblies, custom molded glass freeform lenses, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary Black DiamondTM (“BD6”) chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Latvia and China.

9

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “guidance,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, and include, for example, statements related to the expected effects on the Company’s business from the COVID-19 pandemic. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the duration and scope of the COVID-19 pandemic and impact on the demand for the Company products; the ability of the Company to obtain needed raw materials and components from its suppliers; actions governments, businesses, and individuals take in response to the pandemic, including restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that the Company could take to reduce operating costs; the inability of the Company to sustain profitable sales growth, convert inventory to cash, or reduce its costs to maintain competitive prices for its products; circumstances or developments that may make the Company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives; and those factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on 10-Q. Should one or more of these risks, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Jordan Darrow

Darrow Associates, Inc.

Tel: 512-551-9296

jdarrow@darrowir.com

10

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(unaudited)

	December 31,	June 30,
Assets	2021	2021
Current assets:
Cash and cash equivalents	$5,052,755	$6,774,694
Trade accounts receivable, net of allowance of $33,815 and $45,643	4,955,494	4,656,354
Inventories, net	7,315,065	8,659,587
Other receivables	267,325	137,103
Prepaid expenses and other assets	418,860	475,364
Total current assets	18,009,499	20,703,102

Property and equipment, net	13,158,718	13,279,867
Operating lease right-of-use assets	9,638,515	9,015,498
Intangible assets, net	5,020,339	5,582,881
Goodwill	5,854,905	5,854,905
Deferred tax assets, net	147,000	147,000
Other assets	27,737	27,737
Total assets	$51,856,713	$54,610,990
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,249,296	$2,924,333
Accrued liabilities	1,087,936	1,067,265
Accrued payroll and benefits	1,990,911	2,810,043
Operating lease liabilities, current	816,789	799,507
Loans payable, current portion	777,424	634,846
Finance lease obligation, current portion	127,278	212,212
Total current liabilities	7,049,634	8,448,206

Finance lease obligation, less current portion	18,437	66,801
Operating lease liabilities, noncurrent	8,943,334	8,461,133
Loans payable, less current portion	3,776,246	4,057,365
Total liabilities	19,787,651	21,033,505

Commitments and Contingencies

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting;
500,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
44,500,000 shares authorized; 27,021,875 and 26,985,913
shares issued and outstanding	270,219	269,859
Additional paid-in capital	231,761,146	231,438,651
Accumulated other comprehensive income	1,972,262	2,116,152
Accumulated deficit	(201,934,565)	(200,247,177)
Total stockholders’ equity	32,069,062	33,577,485
Total liabilities and stockholders’ equity	$51,856,713	$54,610,990

11

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenue, net	$9,243,174	$9,922,171	$18,346,517	$19,431,143
Cost of sales	6,443,328	6,291,835	12,374,736	11,950,615
Gross margin	2,799,846	3,630,336	5,971,781	7,480,528
Operating expenses:
Selling, general and administrative	2,946,998	2,763,178	5,816,044	5,203,655
New product development	551,960	529,902	978,971	980,399
Amortization of intangibles	281,271	281,271	562,542	562,542
Gain on disposal of property and equipment	—	(477)	—	(522)
Total operating expenses	3,780,229	3,573,874	7,357,557	6,746,074
Operating income (loss)	(980,383)	56,462	(1,385,776)	734,454
Other income (expense):
Interest expense, net	(50,331)	(55,147)	(96,080)	(113,696)
Other income (expense), net	10,819	93,252	(40,263)	5,517
Total other income (expense), net	(39,512)	38,105	(136,343)	(108,179)
Income before income taxes	(1,019,895)	94,567	(1,522,119)	626,275
Income tax provision	35,396	241,112	165,269	675,752
Net loss	$(1,055,291)	$(146,545)	$(1,687,388)	$(49,477)
Foreign currency translation adjustment	284	723,396	(143,890)	1,452,704
Comprehensive income (loss)	$(1,055,007)	$576,851	$(1,831,278)	$1,403,227
Loss per common share (basic)	$(0.04)	$(0.01)	$(0.06)	$(0.00)
Number of shares used in per share calculation (basic)	27,008,748	26,117,239	27,001,360	26,049,750
Loss per common share (diluted)	$(0.04)	$(0.01)	$(0.06)	$(0.00)
Number of shares used in per share calculation (diluted)	27,008,748	26,117,239	27,001,360	26,049,750

12

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Changes in Stockholders' Equity
(unaudited)
				Accumulated
	Class A		Additional	Other		Total
	Common Stock		Paid-in	Comphrehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balances at June 30, 2021	26,985,913	$269,859	$231,438,651	$2,116,152	$(200,247,177)	$33,577,485
Issuance of common stock for:
Employee Stock Purchase Plan	8,621	86	21,640	—	—	21,726
Stock-based compensation on stock options & RSUs	—	—	116,591	—	—	116,591
Foreign currency translation adjustment	—	—	—	(144,174)	—	(144,174)
Net loss	—	—	—	—	(632,097)	(632,097)
Balances at September 30, 2021	26,994,534	$269,945	$231,576,882	$1,971,978	$(200,879,274)	$32,939,531
Issuance of common stock for:
Settlement of RSUs, net	27,341	274	(274)	—	—	—
Stock-based compensation on stock options & RSUs	—	—	184,538	—	—	184,538
Foreign currency translation adjustment	—	—	—	284	—	284
Net loss	—	—	—	—	(1,055,291)	(1,055,291)
Balances at December 31, 2021	27,021,875	$270,219	$231,761,146	$1,972,262	$(201,934,565)	$32,069,062

Balances at June 30, 2020	25,891,885	$258,919	$230,634,056	$735,892	$(197,061,926)	$34,566,941
Issuance of common stock for:
Employee Stock Purchase Plan	3,306	33	10,976	—	—	11,009
Exercise of Stock Options & RSUs, net	207,640	2,076	124,024	—	—	126,100
Stock-based compensation on stock options & RSUs	—	—	136,849	—	—	136,849
Foreign currency translation adjustment	—	—	—	729,308	—	729,308
Net income	—	—	—	—	97,068	97,068
Balances at September 30, 2020	26,102,831	$261,028	$230,905,905	$1,465,200	$(196,964,858)	$35,667,275
Issuance of common stock for:
Exercise of stock options & RSU's, net	24,530	246	2,488	—	—	2,734
Stock-based compensation on stock options & RSUs	—	—	106,167	—	—	106,167
Foreign currency translation adjustment	—	—	—	723,396	—	723,396
Net loss	—	—	—	—	(146,545)	(146,545)
Balances at December 31, 2020	26,127,361	$261,274	$231,014,560	$2,188,596	$(197,111,403)	$36,353,027

13

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Six Months Ended December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(1,687,388)	$(49,477)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	1,839,401	1,691,163
Interest from amortization of debt costs	14,854	9,286
Gain on disposal of property and equipment	—	(522)
Stock-based compensation on stock options & RSUs, net	301,129	243,016
Provision for doubtful accounts receivable	12,010	—
Change in operating lease assets and liabilities	(123,534)	(86,804)
Inventory write-offs to allowance	105,993	133,204
Changes in operating assets and liabilities:
Trade accounts receivable	(311,150)	(654,092)
Other receivables	(130,222)	132,051
Inventories	1,238,529	(841,999)
Prepaid expenses and other assets	56,504	266,797
Accounts payable and accrued liabilities	(1,473,498)	699,412
Net cash (used in) provided by operating activities	(157,372)	1,542,035

Cash flows from investing activities
Purchase of property and equipment	(1,317,373)	(2,160,710)
Net cash used in investing activities	(1,317,373)	(2,160,710)

Cash flows from financing activities
Proceeds from exercise of stock options	—	128,834
Proceeds from sale of common stock from Employee Stock Purchase Plan	21,726	11,009
Loan costs	(61,223)	-
Borrowings on loans payable	266,850	275,377
Payments on loans payable	(336,985)	(395,257)
Repayment of finance lease obligations	(133,298)	(136,332)
Net cash used in financing activities	(242,930)	(116,369)
Effect of exchange rate on cash and cash equivalents	(4,264)	653,899
Change in cash and cash equivalents	(1,721,939)	(81,145)
Cash and cash equivalents, beginning of period	6,774,694	5,387,388
Cash and cash equivalents, end of period	$5,052,755	$5,306,243

Supplemental disclosure of cash flow information:
Interest paid in cash	$81,533	$105,029
Income taxes paid	$197,103	$512,499

14

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

LIGHTPATH TECHNOLOGIES, INC.
Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

	(unaudited)
	Quarter Ended December 31,		Six Months Ended December 31,
	2021	2020	2021	2020
Net loss	$(1,055,291)	$(146,545)	$(1,687,388)	$(49,477)
Depreciation and amortization	928,439	864,855	1,839,401	1,691,163
Income tax provision	35,396	241,112	165,269	675,752
Interest expense	50,331	55,147	96,080	113,696
EBITDA	$(41,125)	$1,014,569	$413,362	$2,431,134
% of revenue	0%	10%	2%	13%

###

15